Exhibit 23.3

CONSENT OF TIMOTHY BARRY

I, Timothy Barry, in connection with Silver Bull Resources, Inc.’s Annual Report on Form 10-K dated January 29, 2024 (the “Form 10-K”), consent to:

•	the filing and use of the technical report summary titled “S-K 1300 Summary Technical Report on the Resources of the Silver-Zinc Sierra Mojada Project Coahuila, Mexico” (the “Technical Report Summary”), dated January 24, 2023, as an exhibit to and referenced in the Form 10-K or any amendment or supplement thereto;
•	the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form 10-K or any amendment or supplement thereto and any such Technical Report Summary; and
•	the information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form 10-K or any amendment or supplement thereto.

I am a qualified person responsible for authoring, and this consent pertains to, the following sections of the Technical Report Summary:

•	Sections 1 - 8, 10 and 20 - 22

Date: January 29, 2024	By:	/s/ Timothy Barry
Name: Timothy Barry, MAusIMM (CP)